UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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FEDERAL SIGNAL CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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William H. Osborne
President and
Chief Executive Officer
April 13, 2009
Dear Fellow Employee,
Today we pre-released our first quarter earnings results to reflect the most recent information available regarding our business.
Federal Signal expects to report first quarter earnings from continuing operations in the range of $0.01 to $0.03 per share. We should all be very proud that we expect to generate a profit for the first quarter despite this extremely difficult economic environment. Your dedication and hard work have played an important role in making this possible, and I thank you for your contributions.
Over the last several months, we have reduced the fixed cost structure at many of businesses, and we are well on our way to achieving other cost-cutting targets. Costs associated with the hearing loss litigation were also lower than expected in the first quarter. I believe we are on the right track to deliver sustained profitability for the future and to allow investment that drives growth through our businesses.
I am encouraged by how well we are pulling together as a team and rising to address our business challenges. I have spent a considerable amount of time assessing our personnel and operations, and am confident that there is a lot of untapped potential in Federal Signal — I see it every day when I visit our locations and talk to employees. There is plenty of talent, energy and determination we can effectively utilize. To reach our full potential, we need to continue to work hard and remain focused on serving our customers, driving results and enhancing value.
As you know, Federal Signal’s 2009 Annual Meeting of Stockholders is scheduled to be held at the end of this month. Warren Kanders, a stockholder who was rejected as a CEO candidate, has nominated himself and two other individuals for election to our Board of Directors at this year’s annual meeting. The Board’s endorsed slate of directors includes Jim Goodwin, Joe Wright and myself. While we respect Mr. Kanders’ right as a stockholder to undertake this campaign, we strongly believe the election of his slate will not serve the best interests of the Company or our stockholders.
Many of you are also stockholders and, as a result, your vote at the upcoming annual meeting is extremely important. I urge you to go online to Federal Signal’s website and read the Company’s definitive proxy statement, and our letters to stockholders, to familiarize yourself with the Board’s position. Our Board and leadership team firmly believe that Federal Signal is on the right path and recommend you vote your WHITE proxy card today for the Board’s nominated slate.
You may have already received, and should expect to receive, mailings and letters from Mr. Kanders. Unfortunately, we cannot control the content of this material even though we dispute much of what Mr. Kanders has to say. We strongly believe the Mr. Kanders is in this for himself, and not to serve the interests of all Federal Signal stockholders.
Over the next few weeks, I and other members of our leadership team will be holding several town hall employee meetings at a variety of locations to answer some of your questions on this and other business matters.
As always, and in particular during this process, it is important for the Company to speak with one voice, so I ask that if you do receive any outside inquiries, or have any questions of your own, please forward them to Jennifer Sherman, General Counsel: (630) 954-2026, jsherman@federalsignal.com.
Once again, thank you for your continued hard work and dedication to Federal Signal.

Thanks,
/s/ Bill

Bill
Forward Looking Language
This letter may contain words such as “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “project,” “estimate” and “objective” or the negative thereof or similar terminology concerning Federal Signal’s future financial performance, business strategy, plans, goals and objectives. These expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning Federal Signal’s possible or assumed future performance or results of operations and are not guarantees. While these statements are based on assumptions and judgments that management has made in light of industry experience as well as perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances, they are subject to risks, uncertainties and other factors that may cause Federal Signal’s actual results, performance or achievements to be materially different from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission (“SEC”).
The financial information set forth in this letter is unaudited and reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in Federal Signal’s first quarter 2009 earnings report on May 1, 2009 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which the Company expects to file in May 2009. Federal Signal undertakes no obligation to update forward-looking statements.
Important Information
In connection with the solicitation of proxies, on March 30, 2009 Federal Signal filed with the SEC and on March 31, 2009 mailed to stockholders, a definitive proxy statement and a WHITE proxy card for its 2009 annual meeting of stockholders. Stockholders may obtain Federal Signal’s proxy statement, a WHITE proxy card and any amendments or supplements and other documents for free by contacting Innisfree M&A Incorporated toll-free at (877) 800-5186.